Exhibit 99.2
Consent of Keefe, Bruyette & Woods, Inc.
February 8, 2008
     We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of the form of our letter to the Board of Directors of Sterling Financial Corporation included as Annex C to the Proxy Statement/Prospectus forming a part of this Amendment No. 1 to the Registration Statement on Form S-4 and to all references to our firm in such Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ Keefe, Bruyette & Woods, Inc.
New York, New York